CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated September 30, 2013, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2013 and 2012 and for the years then ended which appear in Research Solutions Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the Securities and Exchange Commission on September 30, 2013. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

October 21, 2013